Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of the Non-Voting Common Stock of Eaton Vance Corp. (we, us and our) is based upon, and is qualified by reference to, our articles of incorporation, as amended, and our bylaws, as amended, each of which is incorporated by reference as an exhibit to this Annual Report on Form 10-K.  The terms of our Non-Voting Common Stock are also subject to and qualified by the applicable provisions of the General Corporation Law of the State of Maryland.

Our authorized capital stock consists of:

•         1,280,000 shares of Voting Common Stock, $0.00390625 par value per share; and

•         190,720,000 shares of Non-Voting Common Stock, $0.00390625 par value per share.

Non-Voting Common Stock

Our Non-Voting Common Stock is listed on the New York Stock Exchange and has a par value of $0.00390625 per share.

Voting

Our Non-Voting Common Stock has no voting rights under any circumstances; all voting power resides with our voting common stock.

Conversion

Our Non-Voting Common Stock is neither redeemable nor convertible, and the holders of Non-Voting Common Stock have no preemptive rights to purchase any of our securities.

Dividends and Other Distributions

Shares of Non-Voting Common Stock and voting common stock are equal in respect of dividends and other distributions in cash, stock or property, including distributions in the event of the liquidation, dissolution or winding up of Eaton Vance Corp. Dividends that may be declared on the Non-Voting Common Stock will be paid in an equal amount to the holder of each share.

Transfer Agent

The transfer agent and registrar of our Non-Voting Common Stock is Computershare Investor Services.